Exhibit 5.1

Harney Westwood & Riegels Craigmuir Chambers PO Box 71, Road Town Tortola VG1110, British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547 www.harneys.com

17 July 2009	Your Ref

	Our Ref	RW/ 011644.0034

	Doc ID	2209681_1
UTi Worldwide Inc.
c/o UTi Services, Inc.
100 Oceangate Boulevard
Suite 1500
Long Beach, CA 90802
Dear Sirs
Registration Statement on Form S-8 to be filed by UTi Worldwide Inc. relating to the UTi Worldwide Inc. 2009 Long-Term Incentive Plan (the “Plan”)
We are British Virgin Islands counsel to UTi Worldwide Inc., a British Virgin Islands company (the “Company”) in connection with the preparation, execution and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the registration of 6,250,000 Ordinary Shares, no par value, of the Company (the “Shares”) which may be issued pursuant to Awards (as defined in the Plan) granted under the Plan.
For the purposes of this opinion, we have examined a copy of the Memorandum and Articles of Association of the Company and an electronic copy of an Officer’s Certificate dated 17 July 2009 issued by Lance E. D’Amico, Senior Vice President — Enterprise Support Services and Secretary of the Company, together with the attachments annexed thereto (which include, without limitation, a copy of the Plan).
For the purposes of this opinion we have assumed the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies or extracts submitted to us and that all representations of fact expressed in or implied by the documents are accurate.
On the basis of the foregoing, we are of the opinion that any newly issued Shares issued by the Company in accordance with the current terms of the Plan will be duly authorised, validly issued, fully paid and non-assessable.
This legal opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.
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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the Plan.
This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.
Yours faithfully
HARNEY WESTWOOD & RIEGELS

/s/ Harney Westwood & Riegels

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